Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Phase Forward Incorporated Amended and Restated 2004 Stock Option and Incentive Plan, and the Convergin, Inc. Israeli 2001 Stock Option Plan, as amended, of our reports dated June 30, 2010, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 27, 2010